Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of December 15, 2006 by and between Peerless Systems Corporation (“Company” or “Peerless”) and Howard J. Nellor (“Consultant”).
     WHEREAS, Consultant concurrently with the execution and delivery of this Agreement has resigned as the Chief Executive Officer and President of the Company; and
     WHEREAS, the Company and Consultant (the “Parties”) wish to set forth in writing the terms on which Consultant will be retained as a consultant by the Company;
     THEREFORE, the Parties agree as follows:
1. TERM
     1.1 Term. The term of this Agreement shall commence on December 15, 2006 (the “Effective Date”), and shall continue on the terms and conditions set forth below until the one and one half (1 1/2) anniversary of the Effective Date, unless earlier terminated as provided in Section 5 (the “Term”). Consultant’s consulting relationship as defined in this Agreement will cease at the end of the Term. A new Agreement may be negotiated at that time, subject to mutual concurrence between the Company and Consultant.
2. POSITION AND DUTIES
     2.1 As of the Effective Date, Consultant hereby resigns as President and CEO of the Company and any of its subsidiaries and affiliates, but shall retain his seat on the Board and shall be retained as a consultant by the Company on the terms and conditions set forth herein. Consultant acknowledges that he has been paid all wages, including vacation pay, in connection with his services as President and CEO. During the Term, Consultant shall take such actions as the CEO may direct from time to time in his capacity as Consultant; provided, however, that Consultant shall be required to devote no more than approximately twenty hours per month to the performance of his duties hereunder.
     2.2 Except as provided herein and all option agreements entered into prior to the Effective Date and the indemnification agreement previously signed, Consultant hereby acknowledges that any and all agreements that he was subject to as an employee of the Company are terminated as of the Effective Date of this Agreement.
     2.3 Consultant, at his own cost, agrees to provide working space and facilities, and any other services and materials Consultant may reasonably request in order to perform the work assigned to him. All work shall be performed at Consultant’s facilities unless otherwise mutually agreed and shall be performed in a workmanlike and professional manner by Consultant.
     2.4 Anything herein to the contrary notwithstanding, the parties hereby acknowledge and agree that Company shall have no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. Rather, Company shall be entitled only to direct Consultant with respect to the elements of services to be performed by Consultant and the results to be derived by Company, to inform Consultant as to where and when such services shall be performed, and to review and assess the performance of such services by Consultant for the limited purposes of assuring that such services have been performed and confirming that such results were satisfactory.
     2.5 Consultant shall be entitled to the same directors and officers insurance benefits as the directors of the Company generally.
3. COMPENSATION
     3.1 Compensation. Consultant shall be paid a consulting fee at the bi-weekly rate of $11,538.46 (the “Compensation”) during the Term. In the event of Consultant’s death during the Term, any remaining Compensation, KMC Bonus Compensation, and Incentive Compensation if the performance criteria are met, shall be paid to Consultant’s trust or estate, as applicable. Consultant agrees to provide the Company with invoices which summarize his consulting duties.
     3.2 KMC Bonus Compensation. Consultant shall be paid the remaining 50% of his Kyocera Mita Corporation (KMC) bonus in the amount of $137,000 upon the earlier of the following events: 1) KMC signs the Master Development Agreement (MDA) with no substantial changes to the intent of the MOU; or 2) the full term of the MOU is completed and the Company receives what it would be entitled to if KMC signed the MDA.
     3.3 Incentive Compensation. Consultant shall be eligible for a target bonus of $50,000 during the Term upon the satisfaction of performance criteria to be determined between Consultant and the Board.
     3.4 Board Compensation and Stock Option Awards. Consultant shall be entitled to any and all compensation payable to non-employee directors, including stock options awarded upon each successive election as a Director, under the Board compensation policies as the same may be adopted and amended from time to time by the Board.
     3.5 State and Federal Taxes. As Consultant is not an employee of the Consultant, the Company shall not take any action with respect to any benefits or commitments due to Consultant hereunder inconsistent with Consultant’s status as a consultant. In particular: a) the Company will not withhold FICA (Social Security) from Consultant’s payments; b) the Company will not make state or federal unemployment insurance contributions on behalf of Consultant; c) the Company will not withhold state and federal income tax from payment to Consultant; d) the Company will not make disability insurance contributions on behalf of Consultant; e) the Company will not obtain workers’ compensation insurance on behalf of Consultant. Consultant agrees to indemnify the Company in connection with any tax issues associated with his consulting services.
     3.6 Unvested Stock Options. Any unvested stock options granted to him prior to the Term shall continue to vest during the Term pursuant to the terms of the applicable stock plan.
     3.7 Benefits. Consultant shall be eligible to continue health care benefits through December 31, 2006, and then for up to the end of the Term in accordance with COBRA, and the Company will reimburse the Consultant for any actual, out of pocket expenses incurred in connection therewith.

     3.8 Business Expenses. Consultant shall be entitled to reimbursement of reasonable business expenses in accordance with Company policies, as they may be in effect from time to time.
     3.9 Waiver of Benefits. Consultant understands and agrees that he is not entitled to any benefits under the Company’s 401(k) plan. As such, if for any reason whatsoever, he is found to be entitled to such benefits by a court or governmental agency, he expressly elects not to contribute to said 401(k) plan.
4. TERMINATION
     5.1 Termination By The Company For “Cause”. The Company may terminate Consultant’s relationship only for “Cause.” For purposes of this Agreement, “Cause” shall mean the Board’s reasonable determination that one or more of the following conditions exist:
          (a) Consultant has been convicted of or pled guilty or nolo contendre to any felony, or has entered into a consent decree with any federal or state securities regulator which prohibits Consultant from being a director or officer of a publicly traded company;
          (b) Consultant has committed one or more acts of theft, embezzlement or misappropriation against the Company;
          (c) Consultant has failed to substantially perform Consultant’s duties hereunder (other than such failure resulting from Consultant’s incapacity due to physical or mental illness), which failure has not been remedied within thirty days after written demand for substantial performance was delivered by the Company which demand specifically identified the manner in which the Company believes that Consultant has not substantially performed Consultant’s duties; and
          (d) Consultant has materially breached his obligations under this Agreement, including without limitation, Sections 6 and 7, which breach was not remedied within thirty (30) days after written notice was delivered by the Company which specifically identified the breach that the Company believes has occurred.
5. RIGHTS IN DATA
     5.1 As between the Company and Consultant and for the consideration set out herein and for other consideration which the parties acknowledge having been tendered and received, except as set forth below in this section, all right, title, and interest in and to the programs, systems, data, or materials used or produced by Consultant in the performance of the services called for in this Agreement shall remain or become the property of the Company.
     5.2 All right, title, and interest in and to all deliverables, including all rights in copyrights or other intellectual property rights pertaining thereto, shall be held by the Company. Consultant shall mark all deliverables with the Company’s copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to perfect the Company’s rights therein. In the event that Consultant can by law or otherwise retain any rights to any deliverables, Consultant agrees to assign, and upon creation thereof automatically assigns, all right, title, and interest in and to such deliverables to the Company, without further consideration. Consultant agrees to execute any documents of assignment or registration of copyright or other intellectual property rights requested by the Company respecting any and all deliverables. Consultant retains no rights or license to utilize such deliverables except in furtherance of the purposes of this Agreement or unless specifically authorized in writing by the Company.
     5.3 All copyrights, patents, trade secrets, design rights, or other intellectual property rights associated with any ideas, designs, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant during the course of performing the Company’s work (collectively, the “Work Product”) shall belong exclusively to the Company. Consultant automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest he may have in such Work Product, including any and all copyrights, moral rights, community property rights or other intellectual property rights pertaining thereto, and Consultant agrees not to exercise any moral rights with respect to the Work Products. Upon request of the Company, Consultant shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.
     5.4 Notwithstanding anything to the contrary herein, Consultant shall be free to use and employ his general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, designs, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as he acquires and applies such information without disclosure of any confidential or proprietary information of the Company and without any unauthorized use or disclosure of Work Product.
     5.5 All right, title, and interest in and to any programs, systems, data, designs, and materials furnished to Consultant by the Company are and shall remain the property of the Company.
6. COMMUNICATIONS SYSTEMS AND ACCESS TO INFORMATION
     6.1 Consultant understands that Consultant may receive access to the Company’s computers and electronic communications systems (“systems”), including but not limited to voicemail, email, customer databases, and internet and intranet systems. Such systems are intended for legitimate business use related to the Company’s business. Consultant acknowledges that Consultant does not have any expectation of privacy as between Consultant and the Company in the use of or access to the Company’s systems and that all communications made with such systems or equipment by or on behalf of Consultant are subject to the Company’s scrutiny, use and disclosure, in the Company’s discretion, but subject to the confidentiality provisions herein. The Company reserves the right, for business purposes, to monitor, review, audit, intercept, access, archive and/or disclose materials sent over, received by or from, or stored in any of its electronic systems. This includes, without limitation, email communications sent by users across the internet and intranet from and to the www.peerless.com domain or any other domain. This also includes, without limitation, any electronic communication system that has been used to access any of the Company’s systems.
Consultant also acknowledges that the Company reserves the right, for legitimate business purposes, to search all work areas (for example, offices, cubicles, desks, drawers, cabinets, computers, computer disks and files) and all personal items brought onto the Company’s property or used to access the Company information or systems.
     6.2 Consultant agrees that it will not use any computer equipment with a Microsoft Windows operating system with any Company computer network unless such equipment has the latest patches and updates provided by Microsoft, and has up-to-date virus protection software. Consultant agrees that at all times it will be prepared to provide a proof of a recent full system scan using up-to-date virus protection software for any such computer equipment. Consultant further agrees to allow the Company’s IT department to inspect any such computer equipment prior to its use with any Company network. Finally, Consultant agrees that the Company shall have access to and jurisdiction over any such computer equipment when it is brought on to Company’s premises.
7. CONFIDENTIALITY
     During the Term, Consultant will have access to and become acquainted with various information relating to the Company’s business operations, including customer and supply lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, products in development, product plans, projections and budgets, and similar information. Consultant agrees that to the extent such information is not generally known to or available to the public and/or the industry, and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information” of the Company. Consultant further agrees that any documents relating to the business of the Company, whether they are prepared by Consultant or come into Consultant’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Consultant shall not use any Confidential Information of the Company, directly or indirectly, for Consultant’s own benefit, or the benefit of any person or entity other than the Company, nor shall Consultant disclose Confidential Information to any person or entity other than the Company and its employees, either during the Term or at any time thereafter, except as may be appropriate for Consultant to perform his duties as consultant or director of the Company.
8. NON-SOLICITATION
     8.1 Non-Solicitation. During the Term, and for a period of two years following the date of Consultant’s consulting relationship hereunder is terminated, Consultant shall not solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, or recruit, solicit or otherwise induce any such person to perform services for Consultant, or any other person, firm or company.

9. ARBITRATION AGREEMENT
     9.1 Any dispute between the Parties shall be finally settled by mandatory binding arbitration in Los Angeles County, California. That arbitration will be conducted in accordance with California Code of Civil Procedure section 1282 and following, including, but not limited to, Section 1283.05 (which governs the type of discovery that is available). The arbitration will take place before a single arbitrator selected by mutual agreement between the parties. If the Parties are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, each will appoint an independent third party and those two independent third parties shall appoint an arbitrator. Each party to the arbitration shall bear that party’s own costs, attorney’s fees and disbursements. A judgment on a binding arbitration award may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, the Parties acknowledge and agree that this provision shall not preclude either party from requesting temporary and/or preliminary equitable relief, including injunction or other provisional relief, to enforce the restrictive covenants contained herein until such time as the dispute can be arbitrated and relief obtained, and for this purpose hereby irrevocably consent and submit to the exclusive personal jurisdiction of, and venue in, the federal and state courts located in Los Angeles, California.
10. GENERAL PROVISIONS
     10.1 Assignment; Binding Effect. Neither the Company nor Consultant may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except in the case of Consultant’s death. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Consultant.
     10.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	Peerless Systems Corporation 2381 Rosecrans Avenue Manhattan Beach, CA 90245 Attention: Chief Consultant Officer Facsimile: (310) 536-9460

If to Consultant:	Howard J. Nellor 4048 W. Danby Ct. Winter Springs, FL 32708 Fax: 310-578-1403

     Any party may change its address for the purpose of this Section 10.2 by giving the other party written notice of its new address in the manner set forth above.
     10.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements; provided, however, that this Agreement shall supplement, not supersede, any prior agreements concerning the Confidential Information or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements shall be resolved so that the provision providing greater rights to the Company shall prevail.
     10.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     10.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     10.6 Attorney’s Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of their own attorneys’ fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding with respect to such claims, except as otherwise provided in Section 9.
     10.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.
     10.8 Non-Disparagement. During Consultant’s consulting relationship with the Company and thereafter, Consultant and the Company agree to represent Consultant and the Company in a positive light and not to disparage or in any other way communicate to any person or entity any negative information or opinion concerning each other, or the Company’s parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit Consultant or the Company from making any statements or taking any actions required by law, or reporting any actions or inactions Consultant or the Company believe to be unlawful. This provision shall not be interpreted to require or encourage Consultant or the Company to make any misrepresentations.

     10.9 Return of Property. Upon termination of Consultant’s consulting relationship with the Company, Consultant shall return to the Company any and all Company property, materials, or equipment in his or her possession, including, without limitation, Company property described in Section 7.
     10.10 Cooperation. During Consultant’s consulting relationship with the Company and thereafter, Consultant agrees to cooperate with the Company and its agents, accountants and attorneys concerning any matter with which Consultant was involved during his consulting relationship with the Company. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by the Company and its agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself available for depositions and hearings, if necessary and upon reasonable notice. If Consultant’s cooperation is required after the termination of Consultant’s consulting relationship, the Company shall reimburse Consultant for any out of pocket expenses incurred by Consultant for time spent performing his obligations hereunder.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     10.12 Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.
     10.13 Survival. Sections 5, 6, 7, 8, 9 and 10 shall survive the termination of this Agreement.
     10.14 Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Company and the Consultant.
     10.15 Releases. As a condition to Consultant’s entitlement to the compensation, payments and benefits provided for in Section 3 hereof, Consultant shall have executed and delivered to the Company a release in the form attached hereto as Exhibit “A”, and such Release shall have become irrevocable. If Consultant exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio.
     10.16 ACKNOWLEDGEMENT OF KNOWING AND VOLUNTARY RELEASE. The Consultant certifies that he has read the terms of this Agreement. The execution hereof by Consultant shall indicate that this Agreement conforms to Consultant’s understandings and is acceptable to him as a final agreement. It is further understood and agreed that Consultant has had the opportunity to consult with counsel of his choice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.
THE COMPANY:
Peerless Systems Corporation,
a Delaware corporation

/s/ Robert G. Barrett		December 15, 2006

By:	Robert G. Barrett	Date
Its: Chairman, Compensation
Committee of the Board of Directors
CONSULTANT:

/s/ Howard J. Nellor	December 15, 2006
Howard J. Nellor	Date

Exhibit A to Consulting Agreement
RELEASE
KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Howard J. Nellor (“Executive”), for and in consideration of certain benefits heretofore paid or to be paid or provided to him by Peerless Systems Corporation, a Delaware corporation (“Peerless”), as such benefits are set forth in a Consulting Agreement dated as of December 15, 2006 (the “Consulting Agreement”), on behalf of himself and his heirs, executors, administrators, agents, affiliates, successors and assigns, does hereby irrevocably and unconditionally agree to release, waive and forever discharge, except as otherwise provided in this Release, Peerless and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, attorneys, and agents (collectively, the “Releasees”) from all Claims, as hereinafter defined, and Executive waives, releases and covenants not to sue Releasees or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any such Claims. Executive acknowledges that the consideration amounts set forth in the Consulting Agreement are being paid to him in part as consideration for this Release.
As used in this Release, the term “Claims” means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Executive now has, or claims to have, or which Executive at any earlier time had, or claimed to have had, or which Executive at any future time may have, or claim to have, against each or any of the Releasees relating to or arising out of Executive’s employment, compensation and benefits with Peerless or the termination thereof, including, but not limited to rights arising out of alleged violations of any contracts expressed or implied, written or oral, fraud, misrepresentation, infliction of emotional distress, or any other tort, or for violation of any Federal, state or governmental statute, regulation or ordinance, including but not limited to the following, each as amended to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000 et seq.; (2) Section 1981 of the Civil Rights Acts of 1886, 42 USC Section 198; (3) the American with Disabilities Act, 42 USC Section 12101 et seq; (4) the Age Discrimination in Employment Act, 29 U.S.C. Sections 621-634; (5) the Equal Pay Act of 1963, 29 U.S.C. Section 206; (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. Sections 701 et seq.; (9) the Employment Retirement Income Security Act of 1974, 29 U.S.C. Sections 1001 et seq.; and (10) any applicable California or Delaware law, statute, regulation, ordinance, or constitutional or public policy provisions.
Notwithstanding any provision in this Release to the contrary, it is agreed that the Executive does not waive his rights (such rights and the enforcement thereof shall not be in “Claims” hereunder) (i) to coverage under any directors and officers insurance policy, (ii) for indemnification pursuant to Peerless’ Certificate of Incorporation or Amended and Restated By-laws or any applicable Delaware law, statute, regulation, ordinance or constitutional or public policy provisions, and each case, as an effect on the date of this Release, for acts or omissions occurring or alleged to have occurred during Executive’ employment or other service to Peerless, (iii) to enforce the Consulting Agreement or any other rights under any employee or retirement benefit plan, program or policy of Peerless, (iv) any rights he may have under the indemnification agreements previously signed; or (v) any existing option agreements as of the Effective Date.
Executive hereby represents that (i) neither he, nor any one acting his discretion or on his behalf, has filed any complaints, charges, claims, demand or lawsuits with respect any Claim (an “Action”) against any Releasee with any governmental agency or any court; (ii) he will not file or pursue any Action at any time thereafter; and (iii) if any such agency or court assumes jurisdiction of any Action, against any Releasee on behalf of Executive, he will request such agency or court to withdraw the matter, to the extent such Action can be interpreted as seeking the recovery of monetary relief for the Executive. Nothing in the preceding sentence shall be interpreted as preventing the Executive from bringing an Action solely for the purpose of challenging the waiver and release of Claims under the Age Discrimination and Employment Act.
This Release extends to all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation of Executive or his heirs, executors, administrators, agents, affiliates, successors and assigns, whether or known or unknown, foreseen or unforeseen, patent or latent, described above, in which Executive may currently or in the future possess, in each case arising contemporaneously with or prior to the date this Release is executed by Executive or on account of or arising out of any matter, cause or event to occur contemporaneously with or prior to such execution. Executive fully understand and acknowledges that, in the event the facts underlying the foregoing release are found to be other than or different from the facts now understood by Executive to be true, Executive expressly accepts and assumes the risks of the possible differences in facts and agrees that the release set forth in this Release shall remain in full force and effect, notwithstanding any such differences in facts. Notwithstanding the foregoing, the Releases agree that Executive does not waive his rights (i) to coverage under any directors and officers insurance policy, (ii) for indemnification pursuant to Peerless’ Certificate of Incorporation or Amended and Restated By-Laws or any applicable Delaware law, statute, regulation, ordinance or constitutional or public policy provisions as in effect on the date of this Release for acts or omissions occurring or alleged to have occurred during Executive’s employment or other service to Peerless, or (iii) to enforce the Consulting Agreement or any rights under any employee or retirement benefit plan, program or policy of Peerless.

     EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
     EMPLOYEE BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS EMPLOYEE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
This Release is made and entered into, and shall be subject to, governed and interpreted in accordance with the laws of the California and shall be fully enforced in the courts of that state without regard to principles of conflict of laws.
Nothing in this Release shall be interpreted as a waiver or release of any rights the Executive may have under the Age Discrimination and Employment Act that arise after the date the Executive executes this Release. Executive hereby further acknowledges that he has been given a period of twenty-one (21) days to review and consider this Release by signing it. Executive further understand he may use none or as much of this twenty one (21) day period as he wishes prior to signing.
Executive is advised that he has the right and should consult with any attorney before signing this Release. Executive understands that whether or not to do so is the Executive’s decision. Executive acknowledges that he has exercised his right to consult with an attorney to the extent, if any, that he desired.
Executive may revoke this Release with seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to the General Counsel for Peerless. For such revocation to be effective, Peerless must receive such written notice no later than the close of business on the seventh day after the day in which the Executive executes this Release. If Executive revokes this Release, it shall not be effective and the Transition Agreement shall be null and void ab initio.
Executive acknowledges he has read this Release, understands and is voluntarily executing it and that no representations, promises or inducements have been made to Executive except as set forth in this release voluntarily, and he intends to be legally bound by its terms, with full understanding of its consequences.

Executive acknowledges that this Release covers all known and unknown claims arising contemporaneously with or prior to the date this Release is executed or on account of or arising out any matter, cause or event to occur contemporaneously with or prior to such execution, including claims arising under the Age Discrimination and Employment Act.
Executed at El Segundo, California on December 15, 2006.

WITNESS:	HOWARD J. NELLOR

/s/ Jan Bowler	/s/ Howard J. Nellor